Exhibit 23
To
Form 11-K for 2002

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38763) of Cincinnati Bell Inc. (f/k/a Broadwing Inc.) of our report dated June 18, 2003 relating to the financial statements of the Broadwing Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Cincinnati, Ohio
June 25, 2003